As filed with the Securities and Exchange Commission on August 26, 2008

                                                           Registration No.  [ ]
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM S-8
                             ----------------------

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------


                          WILLIS GROUP HOLDINGS LIMITED
             (Exact name of Registrant as specified in its charter)

                 Bermuda                                        93-0352587
(State or other jurisdiction of incorporation or             (I.R.S. Employer
               organization)                              Identification Number)

                                 51 Lime Street
                                 London EC3M 7DQ
                                     England
                              (011) 44-20-3124-6000
    (Address, including zip code, of Registrant's principal executive office)


        Willis Group Holdings Limited 2008 Share Purchase and Option Plan
                            (Full title of the Plans)

                                Adam G. Ciongoli
                                 General Counsel
                          Willis Group Holdings Limited
                 One World Financial Center, 200 Liberty Street
                          New York, New York 10281-1003
                                 (212) 915 8899
 (Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)


                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                         Proposed
                                                                          Maximum         Proposed
       Title of Securities to be Registered                              Offering         Maximum        Amount of
                                                      Amount to be       Price Per       Aggregate      Registration
                                                       Registered        Share(1)      Offering Price       Fee
---------------------------------------------------------------------------------------------------------------------

Common Stock, $0.000115 par value per share....     8,000,000 shares        $31.54    $252,320,000       $9,916.18
=====================================================================================================================



(1) Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee is based on a price of $31.54 per share, which is the average of the high and low prices of the common stock on the New York Stock Exchange on August 19, 2008 (within 5 business days before the filing date of this Registration Statement).

                                EXPLANATORY NOTE


         This Registration Statement on Form S-8 is being filed for the purpose of registering 8,000,000 shares of Common Stock, $0.000115 par value per share, ("Shares") of Willis Group Holdings Limited (the "Registrant" or the "Company") for issuance under the Willis Group Holdings Limited 2008 Share Purchase and Option Plan (the "2008 Plan").

         On April 23, 2008, the shareholders of the Company approved the adoption of the Willis Group Holdings Limited 2008 Share Purchase and Option Plan (the "2008 Plan"), an equity compensation plan which provides for the grant of options, restricted stock units and other share-based grants to the Directors and employees of the Registrant and its subsidiaries, and also associate companies which the Board of Directors have determined are eligible to participate in the Plan. The maximum number of shares that may be granted under the 2008 Plan is 8,000,000, of which no more than 2,000,000 Shares may be granted as restricted stock, restricted stock units or other as full-value share-based grants.


                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference

         The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Commission on February 27, 2008;

         (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the Commission on May 9, 2008 and the fiscal quarter ended June 30, 2008, filed with the Commission on August 6, 2008;

         (c) The Registrant's Current Reports on Form 8-K filed with the Commission on February 6, 13 and 29, 2008; April 24, 2008; May 1 and 12, 2008; June 3, 9, 12, 26, 2008; and July 2, 11, 25 and 31, 2008;

         (d) The Registrant's Registration Statement on Form S-4 filed with the Commission on July 25, 2008;

         (e) The Registrant's Registration Statement on Form S-4/A filed with the Commission on August 21, 2008; and

         (f) The description of the Registrant's capital stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on May 21, 2001.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.       Description of Securities

         See Item 3(d) above.

Item 5.       Interests of Named Experts and Counsel

         Not applicable.

Item 6.       Indemnification of Directors and Officers

         The Bye-laws of the Registrant provide for indemnification of the Registrant's officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act of 1981 as in effect from time to time in Bermuda.

         The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the Company's bye-laws or in a contract or arrangement between the Company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void. The directors and officers of the Registrant are covered by directors' and officers' insurance policies maintained by the Registrant.

Item 7.       Exemption from Registration Claimed

         Not applicable.

Item 8.       Exhibits

         4.1      Memorandum of Association of the Company (as amended April 23,
                  2008) (incorporated herein by reference to Exhibit No. 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Commission on May 9,
                  2008).

         4.2 Form of Bye-Laws of the Company (as amended April 23, 2008) (incorporated by reference to Exhibit No. 3.2 to the Registrants Form 10-Q for the quarter ended March 31, 2008 filed with the Commission on May 9, 2008).

         4.3 Willis Group Holdings Limited 2008 Share Purchase and Option Plan (incorporated herein by reference to Exhibit No. 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Commission on May 9,
                  2008).

         4.4 Form of Specimen Certificate for Registrant's Common Stock (incorporated by reference to Exhibit No. 4.1 to Registration Statement No. 333-60982).

         5.       Opinion of Appleby (filed herewith).

         23.1     Consent of Deloitte & Touche LLP (filed herewith).

         23.2 Consent of Appleby (Reference is made to Exhibit 5 filed herewith).

         24       Powers of Attorney (filed herewith).

Item 9.       Undertakings

         The Company hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
                  (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, United States of America on the 26th day of August, 2008.


                                 WILLIS GROUP HOLDINGS LIMITED



                                 By:   /s/ Adam G. Ciongoli
                                       -----------------------------------------
                                       Name:  Adam. G. Ciongoli
                                       Title: General Counsel